EXHIBIT 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into this 15th day of October, 2012, by and between Emisphere Technologies, Inc., a Delaware corporation with offices at 240 Cedar Knolls Road, Suite 200, Cedar Knolls, NJ 07027 (the “Company”) and Carl V. Sailer residing at 4 Greenbriar Lane, Montvale, NJ 07645 (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee desire for the Employee to be employed by the Company as its Vice President of Marketing and Sales.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:

AGREEMENT

1. Term. The term of this Agreement shall commence as of October 15, 2012 and shall end on October 14, 2015 (“Term”). The Term shall automatically renew for one year periods (each, a “Renewal Period”) unless either party provides the other party with written notice that this Agreement will not be renewed at least six (6) months prior to the commencement of any Renewal Period.

2. Duties of Employee.

(a) General Duties and Responsibilities. The Employee shall have such duties and authority as shall be assigned to him from time to time by the President and Chief Executive Officer of the Company (the “CEO”). It is anticipated that the Employee will assist and support the CEO with respect to the CEO’s leadership position regarding the Company’s sales and marketing efforts and initiatives, and the Employee’s duties and authority shall be subject in all respects to the authority and continued oversight of the CEO. The Employee shall not be elected as an officer of the Company by the Company’s Board of Directors (the “Board”).

(b) Devotion of Entire Time to the Business of Company. The Employee agrees to devote his entire time and best efforts to the performance of his duties for the Company (except for permitted vacation periods and reasonable periods of illness or other incapacity), and the Employee shall not, directly or indirectly, engage or participate in any other employment or occupation, or in any activities which may conflict with his duties or the best interests of the Company. Notwithstanding the foregoing, nothing herein shall preclude the Employee from engaging in charitable activities and community affairs.

3. Compensation and Benefits.

(a) Base Salary. The Employee shall receive an annual base salary of $255,000 (the “Base Salary”) payable in substantially equal installments in accordance with the Company’s normal payroll practices.

(b) Bonus. The Employee shall be entitled to a target bonus of up to forty five percent (45%) of Base Salary per full calendar year of employment, prorated for any partial years of employment. The amount of the actual bonus shall be determined by the Board in its sole discretion based on goals prepared by the CEO annually and approved by the Board. The bonus (the “Annual Bonus”) shall be paid on March 15 of the following year (the “Bonus Payment Date”), provided the Employee is actively employed as of the Bonus Payment Date. Notwithstanding the foregoing, if the Company (A) terminates the Employee’s employment without Cause pursuant to Section 4(d) prior to the Bonus Payment Date (and prior to the last day of the calendar year with respect to which the Annual Bonus is to be paid), or (B) provides notice of intent not to renew the Term pursuant to Section 1, the Employee shall receive a prorated portion of the Annual Bonus the Employee would have received but for his termination prior to the Bonus Payment Date (based on the number of days the Employee remains in service during the calendar year with respect to which the Annual Bonus is to be paid), which prorated portion shall be paid in either case on the Bonus Payment Date.

(c) Employee Benefit Programs. The Employee shall be entitled to participate in all formally established employee health and welfare benefit plans and similar programs that are maintained for similarly situated employees of the Company, in accordance with the terms and conditions of such plans and programs, provided that the Company may at any time modify, discontinue or terminate any such benefit plan or program now existing or hereafter adopted. If the Company discontinues or terminates its health benefit plan for all employees of the Company at any time during the Term or a Renewal Period, the Company shall pay the Employee a taxable amount not to exceed the current annual Company-paid portion of the cost to provide Employee with family health insurance coverage (pro-rated as necessary for any partial year) per year. Any such payments shall be made on a monthly basis for the remainder of the Term or any Renewal Period and may, but shall not be required to be used by the Employee to obtain replacement family health insurance coverage.

(d) Equity. The Employee shall be a participant in the Company’s 2007 Stock Award and Incentive Plan (the “Plan”), and shall be granted Company stock options in accordance with the terms attached hereto as Exhibit A. Any additional stock options or equity compensation of any kind shall be in the Board’s sole discretion.

(f) Vacation. The Employee shall be entitled to twenty (20) days of vacation per calendar year of his employment. For 2012, the Employee shall be entitled to six (6) days of vacation. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Employee. The Employee may not carry over unused vacation from one calendar year to the next, except with the consent of the Board, not to exceed ten (10) days, and (subject to applicable law) the Employee will not be paid for unused accrued vacation upon separation of his employment.

(g) Expenses. The Company shall reimburse the Employee for reasonable business expenses necessarily incurred in the ordinary course of the Employee’s duties and in accordance with the Company’s policies.

(h) Withholding Taxes. The Company shall withhold from any amounts payable to the Employee any amount it is required to withhold pursuant to applicable law.

(i) Parachute Payments. Notwithstanding any other provision of this Agreement, in the event that any payment or other benefit received or to be received by the Employee pursuant to this Agreement, together with any other payments or benefits provided to the Employee under any other plan, program, policy, arrangement or agreement (collectively, the “Payment”) would (but for this Section 3(i)) constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or would result in the imposition on the Employee of an excise tax under section 4999 of the Code or similar provision of state or local law, then the Payment made to the Employee shall be reduced so that the aggregate present value of the Payment does not exceed three times the Employee’s “annualized includible compensation for the base period” (as such phrase is defined in Section 280G(d)(1) of the Code) minus one dollar, with such reduction in the Payment being made in the manner that will result in the receipt by Employee of the greatest after-tax benefit as determined by the Company’s independent public accountants (the “Accountants”). Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 3(i) shall be made in writing by the Accountants whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3(i).

4. Termination of Employment. The Employee’s employment hereunder may be terminated as follows:

(a) Automatically and immediately, in the event of the death of the Employee;

(b) In the event of Permanent Disability, if the Company determines in good faith that the Employee has become disabled during the Term or any applicable Renewal Period in which event the Company shall have the right to give the Employee notice of its intention to terminate his employment. In such event, the Employee’s employment shall terminate effective as of the 30th day from the date of such notice, provided that, within the 30-day period after such receipt, the Employee shall not have returned to full-time performance of his duties. For purposes of this Agreement, “Permanent Disability” shall mean the inability of the Employee to perform the essential functions of one or more of his primary duties as a result of his incapacity, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness, which inability continues for a period of one hundred eighty (180) days, which need not be consecutive, within any three hundred sixty five (365) day period;

(c) Automatically and immediately upon providing notice to the Employee at the option of the Company, after approval by the Board, for “Cause.” As used herein, “Cause” shall mean, in each case as determined in good faith by the Board: (i) the commitment by the Employee of any act involving fraud or moral turpitude, any act of dishonesty or breach of trust in connection with Employee’s duties or obligations to the Company, (ii) willful misconduct or gross negligence by the Employee in the performance of his duties to the Company, or refusal to comply with any reasonable direction of the CEO or the Board, after the Employee has been notified of such event in writing and has had thirty (30) days from receipt of such notice to cure such event (if capable of being cured), (iii) conviction of any felony, or (iv) any material breach by Employee of his confidentiality and non-solicitation obligations to the Company.

(d) At the option of the Company, at any time without Cause on thirty (30) days’ prior written notice thereof to the Employee.

(e) At the option of the Employee, at any time on thirty (30) days’ prior written notice thereof to the Company; or

(f) At the option of the Employee for Good Reason upon written notice thereof to the Company as set forth in the final sentence of this Section 4(f). As used herein “Good Reason” shall be (i) the Company’s material breach of this Agreement; or (ii) the Company’s relocation of the Employee’s principal place of employment to a location more than a 50 mile radius from 4 Becker Farm Road, Roseland, NJ; provided, however, that no such condition shall constitute Good Reason hereunder unless (i) the Employee notifies the Company in writing of his intent to terminate employment for a reason set forth above within ninety (90) days of the initial existence of such condition; (ii) the Company fails to remedy such condition within thirty (30) days following its receipt of notice from the Employee pursuant to clause (i) above; and (iii) any termination for such reason must take place within one hundred twenty (120) days following the initial existence of such condition.

5. Payments Upon Separation.

(a) Death. Upon the termination of the Employee’s employment due to death, the Employee’s legal representatives shall be entitled to receive only (i) the Employee’s Base Salary payable through the date of such termination; (ii) reimbursement for reasonable business expenses necessarily incurred by the Employee in the ordinary course of the Employee’s duties and in accordance with the Company’s policies; (iii) a prorated portion of the Annual Bonus the Employee would have received but for his termination prior to the Bonus Payment Date, which prorated portion shall be paid on the Bonus Payment Date

(the “Prorated Bonus Payment”); (iv) a prorated portion of benefits under the Plan that the Employee would have received but for his termination (the “Prorated Plan Benefit”); and (v) provided the Employee’s spouse timely elects to continue family health insurance benefits under the federal law known as COBRA, the Company shall pay the cost of such health insurance coverage at the same rate the Company contributed for family health insurance coverage prior to the Employee’s termination of employment with the Company until the earlier of twelve (12) months or the loss of COBRA entitlement (the “Health Insurance Benefit”). Subsections (i) and (ii) of this Section 5(a) are hereinafter referred to as the “Accrued Rights”. Following the Employee’s termination of employment due to death, except as set forth in this Section 5(a), the Employee and his legal representatives shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability. Upon the termination of the Employee’s employment due to Disability pursuant to Section 4(b), the Employee or the Employee’s legal representatives shall be entitled to receive only the Accrued Rights (prorated for the period of time in which the Employee was actively at work on a full-time basis), the Prorated Bonus Payment (prorated for the period of time in which the Employee was actively at work on a full-time basis), the Prorated Plan Benefit (prorated for the period of time in which the Employee was actively at work on a full-time basis), and the Health Insurance Benefit, subject to the Employee’s timely COBRA election. Following the Employee’s termination of employment due to Disability, except as set forth in this Section 5(b), the Employee and the legal representatives shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination for Cause. Upon the termination of the Employee’s employment hereunder by the Company for Cause pursuant to Section 4(c), the Employee shall be entitled to receive only the Accrued Rights. Following the Employee’s termination of employment by the Company for Cause, except as set forth in this Section 5(c), the Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Termination Without Cause or For Good Reason. Upon the termination of the Employee’s employment hereunder by the Company without Cause pursuant to Section 4(d), or by the Employee for Good Reason pursuant to Section 4(f), in each case other than in connection with a Change of Control as specified in Section 5(f) below, the Employee shall be entitled to receive (i) the Accrued Rights, and (ii) subject to delivering to the Company an executed written general release of claims in favor of the Company and its affiliates in a form acceptable to the Company (the “Release”) within 21 days following the date the Employee has been given a copy of the Release, and the expiration of the revocation period for such Release has become irrevocable by its terms within 7 days following the date the Employee returns the executed Release to the Company, (A) the Prorated Bonus Payment; (B) the Prorated Plan Benefit; (C) provided the Employee timely elects to continue health insurance benefits under the federal law known as COBRA, the

Company shall pay the cost of family health insurance coverage at the same rate the Company contributed for the Employee’s family health insurance coverage prior to the Employee’s termination of employment with the Company until the earlier of twelve (12) months or the loss of COBRA entitlement; provided, however, that the Employee shall be responsible for the cost of any continuation coverage under COBRA that extends beyond twelve (12) months; and (D) his Base Salary in effect at termination, for six (6) months, payable in accordance with the normal payroll practices of the Company (the “Severance Benefit”). Following the Employee’s termination of employment by the Company without Cause or For Good Reason, except as set forth in this Section 5(d), the Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Resignation or Non-Renewal by the Employee or the Company. Upon the Employee’s resignation pursuant to Section 4(e) or the non-renewal of the Term pursuant to Section 1 by the Employee or the Company, the Employee shall be entitled to receive only the Accrued Rights. Following the Employee’s termination of employment by his resignation or expiration of the Term or any Renewal Period, except as set forth in this Section 5(e), the Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f) Effect of Change of Control. In the event that, within twelve (12) months following a Change of Control, either: (i) Employee’s employment is terminated without Cause, or (ii) Employee terminates his employment for Good Reason, then Employee shall be entitled to receive (i) the Accrued Rights, and (ii) subject to delivering to the Company the Release within 21 days following the date the Employee has been given a copy of the Release, and the expiration of the revocation period for such Release has become irrevocable by its terms within 7 days following the date the Employee returns the executed Release to the Company, (A) the Prorated Bonus Payment; (B) the Prorated Plan Benefit; (C) provided the Employee timely elects to continue health insurance benefits under the federal law known as COBRA, the Company shall pay the cost of family health insurance coverage at the same rate the Company contributed for the Employee’s family health insurance coverage prior to the Employee’s termination of employment with the Company until the earlier of twelve (12) months or the loss of COBRA entitlement; provided, however, that the Employee shall be responsible for the cost of any continuation coverage under COBRA that extends beyond twelve (12) months; (D) his Base Salary in effect at termination, for six (6) months, payable in accordance with the normal payroll practices of the Company (the “Change of Control Severance Benefit”), provided, however, that during the Employee’s first year of employment with the Company (and subject to Employee’s continued employment for one full year), the Change of Control Severance Benefit shall increase every two months by an amount equal to the amount of Employee’s Base Salary in effect at termination for one (1) month, such that, following one full year of employment, the Change of Control Severance Benefit shall equal (and be capped at) the Employee’s Base Salary in effect at termination for twelve (12) months; and (E) the vesting of all stock option grants set forth on Exhibit A, regardless of date or condition of vesting. If, upon the Change of Control, (i) the Company shall cease to be a stand-alone publicly traded entity, or (ii) the acquiring entity is unwilling to assume the equity in an economically equivalent manner, then in either event, all equity shall be deemed to have vested two (2) days prior to the Change of Control, but only if such Change of Control shall actually be consummated. Following the Employee’s termination of employment as described in this Section 5(f) or otherwise in connection with a Change of Control, except as set forth in this Section 5(f), the Employee shall have no further rights to any compensation or any other benefits under this Agreement.

For the purposes hereof, “Change of Control” shall mean (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any individual, entity or group which, as of the date of this Agreement, beneficially owns more than ten percent (10%) of the then outstanding shares of common stock of the Company (the “Common Stock”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding Common Stock; provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of fifty percent (50%) or more of outstanding Common Stock shall not constitute a Change of Control, and provided, further, that any acquisition by an entity with respect to which, following such acquisition, more than fifty percent (50%) of the then outstanding equity interests of such entity, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock immediately prior to such acquisition of the outstanding Common Stock, shall not constitute a Change in Control; or (ii) the consummation of (A) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Common Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock of the corporation resulting from Merger, or (iii) the sale or other disposition of all or substantially all of the assets of the Company, excluding (a) a sale or other disposition of assets to a subsidiary of the Company; and (b) a sale or other disposition of assets to any individual, entity or group which, as of the date of this Agreement, beneficially owns more than ten percent (10%) of the then outstanding Common Stock.

6. Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement. As a condition of employment and the benefits provided pursuant to this Employment Agreement, the Employee agrees to execute and abide by the terms of the Company’s Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement, a copy of which is attached hereto as Exhibit B.

7. Non-Disparagement. The Employee agrees that he will not, during or after the

Term or any applicable Renewal Period, make any disparaging statement about, or otherwise embarrass or criticize, the Company or the Company’s officers, directors or employees, or its affiliates.

8. Cooperation. During and after the Term and any applicable Renewal Period, the Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired during anytime in which the Employee was employed by the Company. The Company shall fairly compensate the Employee for his time and shall reimburse him for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 8. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness for the Company at mutually convenient times.

9. Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee, the Employee’s beneficiaries or legal representatives, provided, that nothing in this Section 9 shall preclude the Employee from designating a beneficiary to receive any benefits payable hereunder upon the Employee’s death or the executors, administrators or other legal representatives of the Employee or the Employee’s estate from assigning any rights hereunder to the person or persons entitled thereto. This Agreement may be assigned by the Company without the consent of the Employee to a person or entity which is an affiliate or a successor in interest (by law or agreement) to substantially all of the assets or business operations of the Company. Upon any such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

10. Arbitration. In consideration of the Company employing the Employee, and the salary and benefits provided under this Agreement, the Employee and the Company agree that all claims arising out of or relating to the Employee’s employment including its termination, and excepting claims pursuant to the Confidentiality and Non-Solicitation Agreement, which shall be resolved pursuant to the terms of that agreement, shall be resolved by binding arbitration. The dispute will be arbitrated in accordance with the rules of the AAA under its then existing Employment Arbitration Rules by a single retired New Jersey Superior Court Judge agreed upon by the parties, or if no agreement can be reached, by a qualified arbitrator through AAA. Each party shall bear his/its own attorneys’ fees and legal costs. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. This agreement to arbitrate will cover all matters directly or indirectly arising out of or related to the Employee’s employment excepting only any claims that are expressly excepted under this Agreement or not subject to arbitration by law. The parties agree that all arbitration proceedings, and all materials provided by the parties in connection therewith, shall be treated as confidential. Notwithstanding this agreement to arbitrate, either party may seek provisional injunctive or equitable relief in any court of competent jurisdiction to prevent actual or threatened irreparable harm. THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO A JURY TRIAL.

11. Employee Acknowledgment. The Employee acknowledges that he has had the opportunity to consult legal counsel and a tax advisor in regard to this Agreement, and that he read and understands this Agreement. The Employee is fully aware of the legal effect of this Agreement and has entered into it freely and voluntarily and based on his own judgment and not based on any representations or promises other than those contained herein.

12. Entire Agreement. This Agreement and the Company’s Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement contain the entire understanding of the parties with respect to the employment of the Employee by the Company and supersede any prior agreements between the parties relating to the subject matter herein, which agreements are hereby mutually terminated and cancelled. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

13. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

14. Headings. The headings of the sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts of laws principles thereof that would direct the applicable of the law of any other jurisdiction.

16. Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or by email or is deposited in the United States mail, postage prepaid, addressed as follows:

If to the Company:

Emisphere Technologies, Inc.

Attn: Corporate Secretary

240 Cedar Knolls Road

Cedar Knolls, NJ 07027

Fax No.: 973-532-8121

Email: mgarone@emisphere.com

Copy to:

Pierce Atwood LLP

100 Summer Street, Suite 2250

Boston, MA 02110

Attn: Timothy C. Maguire

If to the Employee, to the following address:

Carl V. Sailer

4 Greenbriar Lane

Montvale, NJ 07645

Email: cvsailer@verizon.net

17. Execution By All Parties. This Agreement shall not be binding or enforceable unless and until executed on behalf of all parties hereto and may be executed in counterparts.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

COMPANY

EMISPHERE TECHNOLOGIES, INC.

By:	/s/ Michael R. Garone
Name:	Michael R. Garone
Title:	Chief Financial Officer and Corporate Secretary

EMPLOYEE

/s/ Carl V. Sailer
Carl V. Sailer

Exhibit A

Stock Option Grant

Stock Option Grant

Option Grant: The right to purchase one hundred and sixty thousand (160,000) shares of common stock of the Company, par value $.01 per share (“Common Stock”). The options shall be granted in four installments of 40,000 options, the first such grant occurring on October 15, 2012, and the remaining installments being granted on the first, second, and third anniversary of the initial grant date. The options shall become vested and exercisable as follows, subject to the terms and conditions of a fully-executed stock option grant agreement between the Company and Employee:

Grant Date	Vesting Date	No. of Shares Vested	Strike Price
October 15, 2012	January 1, 2013	40,000	Closing price of the Common Stock on the grant date
October 15, 2013	October 15, 2014	40,000	Closing price of the Common Stock on the grant date
October 15, 2014	October 15, 2015	40,000	Closing price of the Common Stock on the Grant Date
October 15, 2015	October 15, 2016	40,000	Closing price of the Common Stock on the Grant Date

Exhibit B

Invention, Non-Disclosure, Non-Competition, and Non-Solicitation Agreement

(see attached)

EMPLOYEE INVENTION, NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Employee Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (hereinafter referred to as the “Agreement”) is dated as of October 15, 2012 (hereinafter referred to as the “Effective Date”) and is between Emisphere Technologies, Inc., a Delaware corporation (hereinafter the “Company”), having a place of business at 240 Cedar Knolls Road, Suite 200, Cedar Knolls, New Jersey 07927, and Carl V. Sailer, an individual residing at 4 Greenbriar Lane, Montvale, NJ 07645 (hereinafter referred to in the first person as “I,” “me” or “my”).

In consideration for the salary, bonus and benefits received under my certain Employment Agreement with the Company dated of even date herewith, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree as follows:

1.	Inventions and Patents.

(a) I will promptly and fully disclose to the Company any and all inventions, discoveries, trade secrets and improvements, whether or not patentable and whether or not they are made, conceived or reduced to practice during working hours or using the Company’s data or facilities, which I develop, make, conceive or reduce to practice during my employment by the Company, either solely or jointly with others (collectively, the “Developments”). All Developments shall be the sole property of the Company, and I hereby assign to the Company, without further compensation, all my right, title and interest in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trademark applications and trade names in the United States and elsewhere. Notwithstanding the foregoing, Developments shall not include any inventions, discoveries, trade secrets or improvements that: (i) are not made, conceived or reduced to practice using the Company’s information, data or facilities; and (ii) do not relate to the present business of the Company, any business that is competitive therewith, or any future business in which the Company engages.

(b) I will keep and maintain adequate and current written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

(c) I will assist the Company in obtaining and enforcing patent, copyright and other forms of legal protection for the Developments in any country. Upon request, I will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company to assign all such Developments fully and completely to the Company and to enable the Company, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof. I understand that my obligations under this Paragraph 1 will continue after the termination of my employment with the Company and that during my employment I will perform such obligations without further compensation, except for reimbursement of expenses incurred at the request of the Company.

(d) In addition to my agreements set forth in subparagraph 1(c), I hereby constitute and appoint the Company, its successors and assigns, my true and lawful attorney, with full power of substitution for me, and in my name, place and stead or otherwise, but on behalf of and for the benefit of the Company, its successors and assigns, to take all actions and execute all documents on behalf of me necessary to effect the assignment set forth in subparagraph 1(a), and from time to time to institute and prosecute in my name or otherwise, but at the direction and expense and for the benefit of the Company and its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Company, its successors or assigns may deem proper in order to collect, assert or enforce any claim, right or title of any kind in and to the Developments and to defend and compromise any and all actions, suits and proceedings in respect of any of the Developments and to do any and all such acts and things in relation thereto as the Company, its successors or assigns shall deem advisable, and I hereby declare that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable by me in any manner or for any reason.

(e) In order to avoid disputes over the application of this assignment to prior inventions or copyrightable materials, I have listed on Schedule A to this Agreement descriptions of patentable inventions and copyrightable materials that I have developed and/or reduced to practice prior to my employment with the Company and that I believe are, accordingly, excepted from the provisions of this Paragraph 1.

2.	Proprietary Information.

(a) I recognize that my relationship with the Company is one of high trust and confidence by reason of my access to and contact with the trade secrets and confidential and proprietary information of the Company and of others through the Company. I will not at any time, either during my employment with the Company or thereafter, disclose to others, or use for my own benefit or the benefit of others, any of the Developments or any confidential, proprietary or secret information owned, possessed or used by the Company (collectively, “Proprietary Information”). Such property shall not be erased, discarded or destroyed without specific instructions from the Company to do so. By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, data, know-how, marketing plans, forecasts, financial statements, budgets, licenses, prices, costs and employee, customer and supplier lists and any other information which is not generally known to the public and which gives the Company the opportunity to obtain advantage over competitors who do not know or use such information, such as research and development data, techniques, formulas, clinical methods, clinical results, marketing strategies, management techniques, technical information relating to organic chemistry, physical chemistry, analytical, pre-clinical, quality control, quality assurance, product development, manufacturing processes, manufacturing techniques, quality control and assurance methods and procedures, information systems, information technologies and development, and information regarding the Company’s customers and/or partners, including but not limited to customer profiles, demographic data, marketing plans, sales data, preferences, other business cycles, buying patterns, pricing and discounting, key contact personnel, special requirements, financial and/or contractual relations, job orders, requisitions, bids and bidding practices, unpublished promotional material, and related information. I understand that the Company from time to time has in its possession information which is claimed by others to be proprietary and which the Company has agreed to keep confidential. I agree that all such information shall be Proprietary Information for purposes of this Agreement.

(b) My undertaking and obligations under this Paragraph 2 will not apply, however, to any Proprietary Information which: (i) is or becomes generally known to the public through no action on my part; (ii) is generally disclosed by the Company to third parties without restriction on such third parties; (iii) is approved for release by written authorization of the Board of Directors of the Company (the “Board”); or (iv) is required to be disclosed pursuant to subpoena, order of judicial or administrative authority, or in connection with judicial proceedings to which the Company or I am a party, provided that I shall have given the Company written notice of such disclosure at least 14 days prior to such disclosure in order to provide the Company with an opportunity to oppose and/or object to such disclosure and any such disclosure is subject to all applicable governmental and judicial protection available for like material.

(c) Upon termination of my employment with the Company or at any other time upon request, I will promptly deliver to the Company all copies of computer programs, specifications, drawings, blueprints, data storage devices, notes, memoranda, notebooks, drawings, records, reports, files and other documents (and all copies or reproductions of such materials) in my possession or under my control, whether prepared by me or others, in whatever form on whatever tangible medium, which contain Proprietary Information. I acknowledge that this material is the sole property of the Company, which I shall not retain.

(d) If requested to do so by the Company, I agree to sign a Termination Certificate in which I confirm that I have complied with the requirements of the preceding paragraph and that I am aware that certain restrictions imposed upon me by this Agreement continue after termination of my employment. I understand, however, that my rights and obligations under this Agreement will continue even if I do not sign a Termination Certificate.

3.	Absence of Restrictions Upon Disclosure and Competition.

(a) I hereby represent that, except as I have disclosed in writing to the Company, and included in Schedule A to this Agreement, I am not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

(b) I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence any information, knowledge or data acquired by me prior to my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential information or material belonging to any previous employer or others.

4.	Non-Compete/Non-Solicitation

(a) During the term of my employment with the Company, I will not without the express written consent of the Company, directly or indirectly, engage in, participate in, or assist, as owner, part-owner, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any business organization or person whose activities or products are directly or indirectly competitive with activities or products of the Company.

(b) For so long as I am employed by the Company and for a period of 6 full months thereafter, I will not without the express written consent of the Company, directly or indirectly, engage in, participate in, or assist, as owner, part-owner, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity, any business organization or person, anywhere in the world where the Company does business, or where its products are marketed, whose products are directly or indirectly competitive with products of the Company, or whose principal business is oral drug delivery systems technology. For purposes of this Section 4, “products of the Company” shall mean (i) oral B-12 products, alone or in combination with other nutritional supplements; or (ii) other products marketed or in development by the Company during the term of my employment.

(c) I recognize that these restrictions on competition are reasonable because of the Company’s investment in good will and in its intellectual property, technology and professional and collaborative relationships and other proprietary information and my knowledge of the Company’s business and business plans. However if any period of time or geographical area should be judged unreasonable in any judicial proceeding, then the period of time or geographical area shall be reduced to such extent as may be deemed required so as to be reasonable and enforceable.

(d) During my employment with the Company and for 6 full months thereafter, I will notify the Company in the event I take up a position of any sort with any company or person whose activities or products are directly or indirectly competitive with activities or products of the Company. I recognize and agree that nothing in this Section 4(d) or any notice provided hereunder shall constitute consent by the Company or the Board with respect to such occurrence or a waiver or modification of the restrictions set forth in Sections 4(a) and 4(b) hereof.

(e) During my employment with the Company and for a period of 6 full months thereafter, I shall not recruit or otherwise solicit or induce any employees of the Company, to terminate their employment with, or otherwise cease their relationships with, the Company or any of its subsidiaries. In addition, during my employment with the Company and for a period of 6 full months thereafter, I shall not recruit or otherwise solicit any person who was an employee of the Company during any time within six months prior to the end of my employment with the Company.

5.	Other Obligations and Agreements.

(a) I acknowledge that the Company from time to time may have agreements with others which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. I agree to be bound by all such obligations and restrictions which are made known to me and to take all action necessary to discharge the obligations of the Company under such agreements.

(b) I agree that I will advise any prospective employers of the covenants and restrictions of this Agreement, and authorize the Company to advise any other company or person of the existence and terms of this Agreement.

6.	Miscellaneous.

(a) The partial or complete invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(b) This Agreement supersedes all prior agreements, written or oral, between me and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by me and the Company. This Agreement does not constitute an employment agreement, and no changes in my compensation, title or duties or any other terms or conditions of my employment, including, without limitation, the termination of my employment, shall affect the provisions of this Agreement except as stated herein.

(c) As used herein, the term “Company” shall include Emisphere Technologies, Inc. and any of its predecessors, subsidiaries, subdivisions or affiliates. The

Company shall have the right to assign this Agreement to its successors and assigns and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. I agree not to assign any of my obligations under this Agreement. This Agreement will be binding upon my heirs, executors and administrators.

(d) No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e) I expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ I may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(f) This Agreement shall be deemed to be a sealed instrument and shall be governed by and construed in accordance with the laws of the State of New Jersey (without regard to its conflict of law provisions). The Company and I hereby expressly consent to the jurisdiction of the courts of New Jersey to adjudicate any dispute arising under this Agreement.

(g) I recognize that irreparable damages would be caused to the Company, and that monetary damages would not compensate the Company for its loss, should I breach the terms of this Agreement. Accordingly, in addition to all other remedies available to the Company at law or in equity, upon an adjudication by a court of a competent jurisdiction that I have violated or am about to violate the terms of this Agreement, I hereby consent to the entry by a court of competent jurisdiction of an injunction or declaratory judgment enforcing the terms of this Agreement, including without limitation preventing disclosure or further disclosure by me of Proprietary Information.

(h) If any one or more provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

[SIGNATURE PAGE FOLLOWS]

I HAVE READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND I UNDERSTAND, AND AGREE TO, EACH OF SUCH PROVISIONS, EFFECTIVE AS OF THE DATE FIRST ENTERED ABOVE. BY SIGNING BELOW, I ACKNOWLEDGE AND AGREE THAT (A) THE COVENANTS AND RESTRICTIONS OF THIS AGREEMENT ARE REASONABLE AND NECESSARY FOR THE PROTECTION OF THE COMPANY’S BUSINESS; (B) I AM ENTERING INTO THIS AGREEMENT VOLUNTARILY AND OF MY OWN FREE WILL IN ORDER TO OBTAIN THE BENEFITS OF EMPLOYMENT BY THE COMPANY, I HAVE NOT BEEN COERCED BY THE COMPANY OR ANY OTHER PARTY TO ENTER INTO THIS AGREEMENT, AND I HAVE CONSULTED WITH LEGAL COUNSEL WITH RESPECT TO THE TERMS OF THIS AGREEMENT.

Carl V. Sailer

Date:

Accepted and agreed to:

EMISPHERE TECHNOLOGIES, INC.

By:
Name: Michael R. Garone
Title: Chief Financial Officer

Date:

SCHEDULE A

Prior Inventions, Copyrights, Confidentiality Obligations, etc.